EXHIBIT 99.1

SigmaTron International, Inc. Reports Second Quarter Financial Results for Fiscal 2021

ELK GROVE VILLAGE, Ill., Dec. 10, 2020 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today reported revenues and earnings for the quarter ended October 31, 2020.

Revenues decreased to $69.6 million for the second quarter of fiscal 2021 from $74.9 million for the same quarter in the prior year. Net income decreased to $626,858 in the second fiscal quarter compared to $661,183 for the same period in the prior year. Basic and diluted earnings per share were each $0.15 for the quarter ended October 31, 2020 compared to basic and diluted earnings per share of $0.16 and $0.15, respectively, for the same quarter in fiscal 2020.

For the six months ended October 31, 2020, revenues decreased to $130.1 million compared to $148.9 million for the same period ended October 31, 2019. Net loss for the six-month period ended October 31, 2020 was $273,808 compared to a net income of $1,022,208 for the same period in the prior year. Basic and diluted loss per share for the six months ended October 31, 2020, were each $0.06 compared to basic and diluted earnings per share of each $0.24 for the six months ended October 31, 2019.

Commenting on SigmaTron’s second quarter, fiscal 2021 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, “I am pleased to report that SigmaTron continued its recovery from the downturn experienced in April and May of this year, and we had a solid second quarter for this fiscal year; we posted a pre-tax profit of $1,069,801 on revenue of $69,618,293. While the revenue for the quarter was lower than the same period in the prior year, mix was favorable. Because of this strong second quarter, we are close to breakeven for the first six months of fiscal 2021, which is most encouraging, especially considering that our results included expenses of $661,000 directly related to COVID. Those expenses will continue in all likelihood for the balance of this fiscal year.

“At this time, the backlog continues to be strong for our third quarter.  Some of our customers have unexpectedly benefited from the pandemic and having people spend more time at home, which others continue to be depressed in terms of demand.  In addition, several of our customer’s customers apparently took their inventory lower than demand and they are now expediting orders for delivery as soon as possible.  How long this will last is hard to determine but it appears that the possibility of a vaccine in the near term has encouraged our customers to ramp up production again.  If, indeed, the economy continues to grow as it has recently, we believe we are well positioned for the second half of fiscal 2021 and we have recently landed several new opportunities that bode well for fiscal 2022.  However, as positive as things are now, we believe the situation remains fluid and volatile and could change for our customers quickly.  As you would expect, with the unexpected increase in demand come the challenges on the supply side regarding components and lead-times.  Some of that is handled by the inventory on-hand but the possibility exists of lengthening lead-times slowing down the ability to meet the un-forecasted demand.

“As previously reported, the Company received a PPP Loan in April 2020, and we recorded it as a liability on our balance sheet. We have not yet applied for forgiveness. Also, as previously reported, we continue to work towards a deal whereby the Company will acquire Wagz, Inc. We are hopeful that the transaction will be closed by the end of our third fiscal quarter.

“In summary, the second quarter was a good one and the Company continues to head in the right direction.  Many of our short-term challenges now are the ones tied to un-forecasted demand inside of lead-time, which are generally good problems to have.  Our customers seem to be more optimistic because of the vaccine, which is also encouraging.  Finally, we believe that the opportunities with Wagz continue to grow and the combination of the two companies will ultimately benefit all shareholders involved.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Biên Hòa City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Forward-Looking Statements

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets impairment testing; the ability to achieve the expected benefits of acquisitions; the collection of aged account receivables; the variability of the Company’s customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements, including the phase-out of LIBOR; the ability to meet the Company’s financial covenant; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the spread of COVID-19 (commonly known as “Coronavirus”) which has threatened the Company’s financial stability by causing a decrease in consumer revenues, caused a disruption to the Company’s global supply chain, caused plant closings or reduced operations thus reducing output at those facilities; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	October 31,	October 31,	October 31,	October 31,
	2020	2019	2020	2019

Net sales	$69,618,424	$74,855,312	$130,143,380	$148,865,293

Cost of products sold	62,858,882	67,725,826	119,111,647	134,775,475

Gross profit	6,759,542	7,129,486	11,031,733	14,089,818

Selling and administrative expenses	5,421,739	5,700,288	10,481,264	11,527,614

Operating income	1,337,803	1,429,198	550,469	2,562,204

Other expense	268,002	451,909	602,168	976,775

Income (loss) before income tax	1,069,801	977,289	(51,699)	1,585,429

Income tax expense	442,943	316,106	222,109	563,221

Net income (loss)	$626,858	$661,183	($273,808)	$1,022,208

Net income (loss) per common share - basic	$0.15	$0.16	($0.06)	$0.24

Net income (loss) per common share - assuming dilution	$0.15	$0.15	($0.06)	$0.24

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,257,508	4,278,901	4,254,247	4,251,590

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
	2020	2020

Assets:

Current assets	$121,312,642	$130,616,797

Machinery and equipment-net	33,735,679	33,935,760

Deferred income taxes	285,105	284,435
Intangibles	2,173,525	2,350,949
Other assets	8,933,500	8,891,090

Total assets	$166,440,451	$176,079,031

Liabilities and stockholders' equity:

Current liabilities	$63,043,430	$70,048,041

Long-term obligations	44,779,801	47,155,191

Stockholders' equity	58,617,220	58,875,799

Total liabilities and stockholders' equity	$166,440,451	$176,079,031

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095